Exhibit 99.1

eXp World Holdings Announces Sustainable Equity Plan

and Equity Offset Repurchase Program

BELLINGHAM, WASH. — Dec. 27, 2018 — eXp World Holdings, Inc. (NASDAQ: EXPI), the holding company for eXp Realty and eXp World Technologies, LLC, today introduced its Sustainable Equity Plan for real estate agents and brokers at eXp Realty. In addition, the company announced that its Board of Directors authorized a stock repurchase program to offset equity issuances for up to $25 million of its common stock.

Sustainable Equity Plan

In 2013, eXp Realty became a public company for the primary purpose of sharing equity with its agents. Shortly thereafter, the company introduced the industry’s first Agent Equity Award program for those who reached certain milestones. At the time, eXp Realty had approximately 400 agents and the plan defined equity incentives up to 16,000 agents. Today, eXp Realty has grown to more than 15,000 agents and is ready to introduce the future of this plan.

“Today, I’m pleased to announce that the company will continue a sustainable version of the Agent Equity Award plan indefinitely,” stated Glenn Sanford, Founder of eXp Realty and CEO and Chairman of eXp World Holdings. “With eXp Realty quickly approaching 16,000 agents, the new Sustainable Equity Plan provides a similar dollar value in equity today as the former plan. The major change is that the new program will pay agents a dollar value of shares rather than a stair-stepped number of shares for achieving certain goals. We believe agents and shareholders alike will benefit from the greater predictability.”

The Sustainable Equity Plan is as follows:*

●	First completed transaction with eXp Realty: $200 worth of eXp World Holdings common stock.
●	When agent caps: $400 worth of eXp World Holdings common stock.
●	For directly attracting another agent to the company and upon the closing of that agent’s first transaction with eXp Realty: $400 worth of eXp World Holdings common stock.
●	When named an ICON agent:** Up to $16,000 worth of of eXp World Holdings common stock, eligible on a yearly basis. $12,000 is awarded and vests after three years, and an additional $2,000 will be issued after each company event (The eXp Shareholder Summit and EXPCON) with no vesting period, for a possible total of $4,000.
●	All stock grants will be priced based on the closing market price of EXPI’s common stock on the last trading day of the qualification month.
●	All equity will have an award date, which is the month an agent qualifies for an award. Agent must remain with the company in good standing for a period of three years from the award date. For attraction awards, sponsoring agent and the agent who joins and closed their first transaction must both remain in good standing with the company for a period of three years from the award date.

Equity Offset Repurchase Program

The repurchase program will help offset equity issuances that eXp Realty awards to its agents for meeting certain milestones in the Sustainable Equity Plan.

“eXp World Holdings continues, on a consolidated basis, to generate solid cash flow and maintain a debt-free balance sheet with more than $22 million in cash and cash equivalents as of the end of the third quarter of 2018. The company has grown its available cash by more than $17 million since the beginning of the year and we fully expect the company will continue to grow its cash balance through 2019 and beyond,” commented Jeff Whiteside, Chief Financial Officer of eXp World Holdings. “We also believe that this plan matches up well with the company’s commitment to its core value of sustainability. As the company continues to grow we want to make sure that we are offsetting a portion of the equity issuances that we provide our agents at eXp Realty. Consistent with eXp Realty’s business model, it is important to us that we continue to reward our agents with equity. We have confidence in our company’s future and believe that this is a prudent use of our cash.”

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Purchases under the repurchase program may be made in the open market or through a 10b5-1 plan and are expected to comply with Rule 10b-18 under the Securities Exchange Act of 1934, as amended. The timing and amount of shares repurchased will depend upon market conditions. The repurchase program does not require the company to acquire a specific number of shares and it may be modified or terminated by the Board of Directors at its discretion within allowable time periods. The cost of the shares that are repurchased will be funded from available working capital. Any shares repurchased under the program will be returned to the status of authorized but unissued shares of common stock.

* Effective date based on when eXp Realty’s net agent count surpasses 16,000 agents. The company continues to reserve the right to modify or make updates to this program.

** For more information about the ICON Agent Award, visit https://join.exprealty.com/icon-agent-award/.

Safe Harbor Statement

The statements contained herein include statements of future expectations and other forward-looking statements that are based on management’s current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in such statements. Such forward-looking statements speak only as of the date hereof, and the company undertakes no obligation to revise or update them. These statements include, but are not limited to, statements about the company’s expansion, cashflows, use of equity incentive compensation and the potential effects of the repurchase program. Such statements are not guarantees of future performance. Important factors that may cause actual results to differ materially and adversely from those expressed in forward-looking statements include changes in the company’s capital needs; its business model for attracting and retaining agents and brokers; business or other market conditions; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the company’s Securities and Exchange Commission filings, including but not limited to the most recently filed Annual Report on Form 10-K.

About eXp World Holdings

eXp World Holdings, Inc. (NASDAQ: EXPI) houses eXp Realty and eXp World Technologies, LLC, which operates the VirBELA platform.

eXp Realty is the largest residential real estate brokerage by geography in North America and the first and only real estate brokerage to operate as one company-owned brokerage in all 50 U.S. states. It is one of the fastest growing real estate brokerage firms in North America with more than 15,000 agents across 50 U.S. states, the District of Columbia and three Canadian provinces. As a publicly traded company, eXp World Holdings uniquely offers real estate professionals within its ranks opportunities to earn company stock for production and contributions to overall company growth.

VirBELA offers a modern, cloud-based environment focused on education and team development with clients in various industries from government to retail. VirBELA developed eXp Realty’s current cloud campus, which provides 24/7 access to collaborative tools, training and socialization for the company’s agents and staff.

For more information, please visit the company’s website at www.eXpWorldHoldings.com.

Connect with eXp Realty and eXp World Holdings:

●	Facebook – Canada, United States
●	Twitter – United States, investor relations
●	LinkedIn – Canada and United States

Media Relations Contact:

Cynthia Nowak

Vice president of marketing and communications, eXp Realty

360.419.5285 ext. 116

cynthia.nowak@exprealty.com

Investor Relations Contact:

Greg Falesnik

Managing director, MZ Group – MZ North America

949.385.6449

greg.falesnik@mzgroup.us

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